Exhibit 28(l)

March 22, 2010

Board of Trustees

DoubleLine Funds Trust

333 South Grand Avenue, Suite 1800

Los Angeles, CA 90071

To the Board of Trustees:

In order to provide the DoubleLine Funds Trust (the “Trust”) with initial capital to enable the public offering of each series of shares of beneficial interest of the Trust (each, a “Fund”), DoubleLine Capital LP (“DoubleLine Capital”) is hereby purchasing from the Trust shares of beneficial interest in each Fund in the share class and amounts set forth below.

Fund	Class	Number of Shares	NAV per Share	Purchase Price
DoubleLine Total Return Bond Fund	I	1,667	$10	$16,670
DoubleLine Total Return Bond Fund	N	1,667	$10	$16,670
DoubleLine Core Fixed Income Fund	I	1,667	$10	$16,670
DoubleLine Core Fixed Income Fund	N	1,660	$10	$16,660
DoubleLine Emerging Markets Fixed Income Fund	I	1,667	$10	$16,670
DoubleLine Emerging Markets Fixed Income Fund	N	1,660	$10	$16,660

DoubleLine Capital represents and warrants that such purchase of shares is being made for investment purposes and not with a view towards the distribution thereof, and without any present intention of selling such shares.

Very truly yours,

DoubleLine Capital LP

By:	/s/ Joseph Sullivan
Name: Joseph W. Sullivan III
Title: Chief Financial Officer